Exhibit 107

Calculation of Filing Fee Table

FORM F-1

(Form Type)

SFIDA X, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)(4)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value per share(1)	Rule 457(o)	1,150,000	$6.00	$6,900,000	0.0001381	$952.89
Fees to Be Paid	Other	Representative’s Warrants (5)	Rule 457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Common Shares underlying the American Depositary Shares issuable upon exercise of the Representative’s Warrants(1) (6)	Rule 457(o)	57,500	$7.50	$431,250	0.0001381	$59.56
Fees Previously Paid	—	—	—	—	—	—	—	$1,870.69

	Total Offering Amounts					$7,331,250		$1,012.45
	Total Fees Previously Paid							$1,870.69
	Total Fee Offsets							$—
	Net Fee Due							$—

(1)	American Depositary Shares (which we refer to as “ADSs”) issuable upon deposit of the common shares registered hereby are being registered pursuant to a separate Registration Statement on Form F-6. Each ADS represents one (1) common share.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Common Shares, no par value per share (“Common Shares”), registered hereby also include an indeterminate number of additional Common Shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	Includes Common Shares which may be issued upon exercise of a 45-day option granted to the Representative to cover over-allotments, if any.

(5)	In accordance with Rule 457(g) under the Securities Act, because the Common Shares underlying Representative’s Warrants are registered hereby, no separate registration fee is required with respect to the Representative’s Warrants registered hereby.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The registrant has agreed to issue to ThinkEquity LLC, as representative of the underwriters, or its designees, Representative’s Warrants that are exercisable at an exercise price equal to 125% of the price per Common Share issued in the offering in an amount equal to 5.0% of the Common Shares issued in the offering. Resales of the Representative’s Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act are registered hereby. Resales of Common Shares issuable upon exercise of the Representative’s Warrants are also being similarly registered on a delayed or continuous basis hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of such warrants is $431,250.